Exhibit 10.36
Sovereign Bancorp, Inc.
2007 Deferred Compensation Plan
As amended and restated effective January 1, 2007
     WHEREAS, effective November 1, 1997, Sovereign Bancorp, Inc. (the “Company”) adopted the Sovereign Bancorp, Inc. Bonus Recognition and Retention Program (the “Plan”); and
     WHEREAS, pursuant to Section 8.1 of the Plan, the Company may amend the Plan through appropriate action of the Company’s board of directors; and
     WHEREAS, the Company desires to amend and restate the Plan in certain respects, with such amendment and restatement being effective January 1, 2007; and
     WHEREAS, the Company desires to change the name of the Plan to the Sovereign Bancorp, Inc. 2007 Deferred Compensation Plan.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended and restated to read as set forth herein.
1. DEFINITIONS
     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:
     1.1 “Account” shall mean an account established on the books of the Company for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, or losses included thereon.
     1.2 “Beneficiary” means the person or persons designated as such pursuant to Section 2.2. For purposes of the preceding sentence the term “person” shall include an individual, trust, and estate. In default of a valid Beneficiary designation, a Participant’s Beneficiary shall be such Participant’s estate.
     1.3 “Board” means the board of directors of the Company.
     1.4 “Bonus” means any compensation relating to services performed during any calendar year(s), whether or not paid in a calendar year or included on the Federal Income Tax Form W-2 for a calendar year, payable to a Participant as an Employee under any Employer’s bonus or cash compensation incentive plans, including the Incentive Plan excluding stock options and restricted stock.
     1.5 “Bonus Deferrals” means the deferrals elected by the Participant pursuant to Section 3.2.

     1.6 “BRRP Deferrals” means Salary and Bonus deferrals made with respect to Plan Years ending prior to January 1, 2007.
     1.7 “BRRP Deferral Account” means, with respect to an individual who is a Participant for a given Plan Year beginning prior to January 1, 2007, an account established on his or her behalf within the Trust for the investment and reinvestment of the deferred Bonus earned with respect to such Plan Year, the Matching Amount, and any earnings thereon. Such BRRP Deferral Account will be established for each Plan Year in which an individual actively participates in the Plan.
     1.8 “BRRP Election” means the election to defer a portion of the Participant’s Bonus under Appendix A.
     1.9 “Cause” means:
     (a) the Office of Thrift Supervision or any other government regulatory agency recommends or orders in writing that an Employee’s Employer terminate or relieve him or her of his or her duties;
     (b) an Employee is convicted of or enters a plea of nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of an Employee for a period of 45 or more consecutive days; or
     (c) an Employee willfully fails to follow the lawful instructions of the Board after the Employee’s receipt of written notice of such instructions, other than a failure resulting from the Employee’s incapacity because of physical or mental illness.
     1.10 “Change in Control” means the first to occur of any of the following events:
     (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for any of the Company’s employee benefit plans, or any entity holding the Company’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 19.9% or more of the combined voting power of the Company’s then outstanding securities, other than: (i) pursuant to a transaction excepted in Clauses (c) or (d); or (ii) pursuant to a Buyer Acquisition Transaction (as defined in the Investment Agreement (the “Investment Agreement”), between the Company and Banco Santander Central Hispano, S.A., dated as of October 24, 2005, as it may be thereafter amended) effectuated in accordance with the terms of the Investment Agreement other than a Buyer Acquisition Transaction contemplated in Sections 8.06 through 8.08 and 8.10 of the Investment Agreement;
     (b) there occurs a contested proxy solicitation of the Company’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of the Company’s then outstanding securities;
     (c) a binding written agreement is executed (and, if legally required, approved by the Company’s shareholders) providing for a sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company or of Sovereign Bank to another entity, except to an entity controlled directly or indirectly by the Company;
     (d) the shareholders of the Company approve a merger, consolidation, or other reorganization of the Company, unless:
     (i) under the terms of the agreement approved by the Company’s shareholders providing for such merger, consolidation, or reorganization, the shareholders of the Company immediately before such merger, consolidation, or reorganization, will own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the Company resulting from such merger, consolidation, or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;
     (ii) under the terms of the agreement approved by the Company’s shareholders providing for such merger, consolidation, or reorganization, the individuals who were members of the Board immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Company after such merger, consolidation, or reorganization; and
     (iii) based on the terms of the agreement approved by the Company’s shareholders providing for such merger, consolidation, or reorganization, no Person (other than (A) the Company or any Subsidiary of the Company, (B) any Benefit Plan, (C) the Surviving Company or any Subsidiary of the Surviving Company, or (D) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Company’s then outstanding voting securities;
     (e) a plan of liquidation or dissolution of the Company, other than pursuant to bankruptcy or insolvency laws, is adopted;
     (f) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
     (g) the occurrence of a Triggering Event within the meaning of the Second Amended and Restated Rights Agreement, between the Company and Mellon Investor Services LLC, as rights agent, dated as of January 19, 2005, as amended on October 24, 2005, and as it may be further amended from time to time.
Notwithstanding Clause (a), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 19.9% or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its voting securities that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under Clause (a). In no event shall a Change in Control of the Company be deemed to occur under Clause (a) with respect to Benefit Plans.
     1.11 “Code” means the Internal Revenue Code of 1986, as amended.
     1.12 “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan. Such term also includes the whole Board to the extent it takes action with respect to administrative or operational matters relating to the Plan.
     1.13 “Common Stock” means the common stock of the Company (no par value), as described in the Company’s Articles of Incorporation, or such other stock as may be substituted therefor.
     1.14 “Company” shall mean Sovereign Bancorp, Inc. and any successor thereto.
     1.15 “Deferral Account” means the Account that is maintained with respect to the Salary Deferrals and Bonus Deferrals of the Participant and any hypothetical earnings or losses thereon.
     1.16 “Deferral Election” means an irrevocable election, on a form prescribed by the Committee, by a Participant to defer receipt of a portion of such Participant’s Salary, Bonus, and/or Directors Fees, as applicable, for a given Plan Year.
     1.17 “Director” means a member of the board of directors of the Company or of a Subsidiary who is not an Employee.
     1.18 “Director Deferrals” means the deferrals elected by the Participant pursuant to Section 3.3.
     1.19 “Director Deferral Account” means the Account with is maintained with respect to the Director Deferral credits of the Participant and any hypothetical earnings or losses thereon.
     1.20 “Directors Fees” means the portion of a Director’s regularly scheduled fees payable in cash for service on the Board.
     1.21 “Disability” means a medically determinable physical or mental impairment that is of such permanence and degree that it can be expected to result in death or that a Participant is unable, because of such impairment, to perform any substantial gainful activity that he is suited by virtue of his experience, training, or education and that would entitle such Participant to benefit under the Employer’s long-term disability plan, if any, or to Social Security disability benefits as evidenced by a disability award letter.
     1.22 “Effective Date” means January 1, 2007.
     1.23 “Employee” means an individual who is a common law employee of any Employer.
     1.24 “Employer” means the Company and/or any Subsidiary of the Company that the Board has selected as eligible to have certain of its management and highly compensated personnel participate in the Plan.
     1.25 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.26 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.27 “Fair Market Value” of a share of Common Stock on any given date means the closing sale price for such shares on that date as listed on the New York Stock Exchange (or any national securities exchange or quotation system on which the Common Stock is then listed or reported). If a closing sale price for the Common Stock for the given date is not listed or reported, or if there is none, the Fair Market Value shall be equal to the closing sale price on the nearest trading day preceding such date. Notwithstanding the foregoing, if, in the Committee’s judgment, there are unusual circumstances or occurrences under which the otherwise determined Fair Market Value of the Common Stock does not represent the actual fair value thereof, then the Fair Market Value of such Common Stock shall be determined by the Committee on the basis of such prices or market quotations as it shall deem appropriate and fairly reflective of the then fair value of such Common Stock.
     1.28 “Incentive Plan” means the Sovereign Bank Short-Term Incentive Plan. Such term shall also mean any other successor or comparable plan or program as designated by Committee and approved by the Board from time to time.
     1.29 “Investment Funds” means the investment alternatives made available by the Committee from time to time under the Plan.
     1.30 “Matching Amount” means, with respect to the amount of a BRRP Deferral for any year by a Participant, an amount equal to 100% of such BRRP Deferral amount.
     1.31 “Participant” means an individual who (i) has properly designated such Participant’s elections pursuant to Section 2.2 and (ii) remains an Employee or Director or, if not, has a balance standing to his or her credit in one or more Deferral Accounts. Such term also includes a deceased Participant’s Beneficiary, who is entitled to a Plan benefit, until such benefit is paid.
     1.32 “Plan” means this 2007 Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan.

     1.33 “Plan Year” means a calendar year or such other fiscal year as may be designated by the Committee from time to time.
     1.34 “Retirement” means the voluntary termination of employment by a Participant on or after any early or normal retirement date specified in the Company’s employee stock ownership plan in effect at the relevant time.
     1.35 “Securities Act” means the Securities Act of 1933, as amended.
     1.36 “Salary” means the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132(f), 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.
     1.37 “Subsidiary” means a subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of the corporation to which reference is being made.
     1.38 “Salary Deferrals” means the deferrals elected by the Participant pursuant to Section 3.1.
     1.39 “Termination” means a Participant’s (a) termination of employment with an Employer, in the case of an Employee and (b) termination of board service with the Company or a Subsidiary in the case of a Director.
     1.40 “Trust” means the trust established under an agreement by and between the Trustee, for purposes of facilitating implementation and operation of the Plan.
     1.41 “Trustee” means Manufacturers and Traders Trust Co., successor to FMB Trust Company, N.A., the trustee under the agreement establishing the Trust, and any successor thereto.
     1.42 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     1.43 “Valuation Date” means any day that the New York Stock Exchange or any successor to its business is open for trading.

     1.44 “Year of Service” means a one-year period of continuous employment by one or more Employers.
2. ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility for Participation: Participation in the Plan is limited to those individuals that the Committee selects. No individual shall be eligible for selection unless such individual meets one or more of the following criteria:
     (a) To be eligible to make Salary Deferrals or Bonus Deferrals for a Plan Year the individual must be in a select group of management and highly compensated Employees, as determined in its sole discretion. From that group, the Committee shall select, in its sole discretion, the Employees who shall be eligible to make Salary Deferrals or Bonus Deferrals for such Plan Year. The Company’s Chief Executive Officer shall at all times be deemed eligible to make Salary Deferrals or Bonus Deferrals in accordance with the terms of the Plan.
     (b) To be eligible to make Director Deferrals for a Plan Year, the individual must be Director as of the December 1st prior to the Plan Year and be authorized to participate in the Plan by the Committee.
     2.2 Commencement of Participation: Each Participant shall be provided an opportunity to designate irrevocably, prior to each Plan Year (or, in the Participant’s first year of eligibility, within 30 days following the date the Participant became eligible), his or her elections pursuant to Article 3. Such Participant must make such designation in the manner authorized by the Committee and must be accompanied by, as applicable:
     (a) an irrevocable authorization for the Company to make regular deductions to cover the amount of such deferrals elected pursuant to Section 3.1 or Section 3.3;
     (b) an irrevocable authorization to defer receipt of a percentage of future Bonus amounts for any year as elected under Section 3.2;
     (c) a designation of Beneficiary; and
     (d) a designation as to the form and timing of the distribution of each of the Participant’s Accounts as provided under Sections 5.1 and 5.2.
     2.3 Cessation of Participation: A Participant shall cease to be an active Participant on the earliest of:
     (a) the date that the Plan terminates, or
     (b) the date that the Participant ceases to be eligible to participate in the Plan under Section 2.1.
     A former active Participant shall be deemed a Participant for all purposes except with respect to the right to make deferrals, as long as he or she maintains a Participant Account.

3. DEFERRAL OF COMPENSATION
     3.1 Salary Deferrals: To the extent that the Committee permits, each Participant eligible to make Salary Deferrals may authorize the Employer that employs such Participant, in the manner described in Section 2.2, to have Salary Deferrals made on his or her behalf. Such election shall apply to the Participant’s Salary attributable to services performed in the Plan Year subsequent to the election. Such Salary Deferrals shall be a stated percentage of the Participant’s Salary for such period, up to 25 percent as designated by the Participant. A Participant’s annual election to make Salary Deferrals shall be irrevocable for such calendar year. A Participant must make a new election in each calendar year to make a Salary Deferral for the subsequent calendar year.
     3.2 Bonus Deferrals: Each Participant eligible to make Bonus Deferrals may authorize the Employer that employs such Participant, in the manner described in Section 2.2, to defer a percentage of his or her Bonus that would otherwise be payable for services performed in the twelve-month period beginning on the January 1 immediately following such December 31. Such Bonus Deferrals shall be a stated percentage of the Participant’s Bonus for such period, up to 100 percent as designated by the Participant. A Participant must make a new election in each calendar year to defer a Bonus for the subsequent calendar year. A Participant’s annual election to defer a Bonus that is based on services performed over the 12 month calendar year period may be changed up to June 30 in the year such Bonus is earned, but thereafter shall be irrevocable for such calendar year.
     3.3 Director Deferrals: Each Participant eligible to make Director Deferrals may authorize the Company or the Subsidiary of which such Director serves as a director, in the manner described in Section 2.2, to have Director Deferrals made on his or her behalf. Such election shall apply to the Participant’s cash fees attributable to services performed in the Plan Year subsequent to the election. Such Director Deferrals shall be a stated whole percentage of such cash fees, up to 100 percent as designated by the Participant. A Participant must make a new election in each calendar year to make Director Deferrals for the subsequent calendar year.
     3.4 First Year of Eligibility: In the case of the first year in which a Participant becomes eligible to participate in the Plan, such Participant’s election with respect to Sections 3.1 or 3.3 may be made with respect to services to be performed subsequent to the election within 30 days following the date the Participant becomes eligible to participate in the Plan
     3.5 Vesting: Each Participant shall always be 100% vested in each of such Participant’s Accounts. Notwithstanding the foregoing, Appendix A shall govern the vesting of a BRRP Deferral Account.
4. INVESTMENT OF CONTRIBUTION
     4.1 Establishment of Accounts: The Company shall establish Accounts for each Participant, but only to the extent the Participant has amounts to be allocated to such Account:
     (a) a Deferral Account, which shall be credited with the Participant’s Salary Deferrals and Bonus Deferrals and any deemed earnings and losses credited thereto;

     (b) a Director Deferral Account, which shall be credited with the Participant’s Director Deferrals and any deemed earnings and losses credited thereto; and
     (c) a BRRP Deferral Account, which shall be credited with the Participant’s BRRP Deferrals and any deemed earnings and losses credited thereto
     Each Participant shall receive periodic statements (no less frequently than quarterly) reflecting the balances in his or her Accounts.
     4.2 Obligation of the Company: Individual benefits under the Plan are payable as they become due solely from the general assets of the Company. To the extent a Participant, or any person, acquires a right to receive payments under this Plan, such right shall be no greater than the right of any general creditor of the Company. Neither this Plan, nor any action taken pursuant to the terms of this Plan, shall be considered to create a fiduciary relationship between the Company and the Participant, or any other persons, or to require the establishment of a trust in which the assets are beyond the claims of any general creditor of the Company.
     4.3 Establishment of Investment Funds: The Committee will establish multiple deemed Investment Funds that the Committee will cause to be maintained for determining the investment return to be credited to each Participant’s Accounts. The Committee may change the number, identity, or composition of the Investment Funds from time to time. Each Participant will indicate the Investment Funds based on which amounts allocated in accordance with Article 3 is to be adjusted. Each Participant’s Accounts will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and in such manner as the Committee will specify. A Participant may make separate Investment Fund elections with respect to each Account (as applicable) set forth in Section 4.1. A Participant may change his or her Investment Fund election periodically in the manner provided by the Committee. Any such change shall become effective as soon as administratively practicable following the date the Committee receives notice of such change in the form prescribed by the Committee.
     4.4 Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant Account will be increased or decreased to reflect investment results. Each Participant Account will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Committee. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 5 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.
     4.5 BRRP Deferral Account Investment: Notwithstanding the foregoing, Appendix A shall govern the investment of a BRRP Deferral Account.

5. PAYMENT AND AMOUNT OF BENEFITS
     5.1 Form of Distribution:
     (a) Each Participant shall elect the form and timing of the distribution with respect to each of his or her Accounts in the manner authorized by the Committee. The Participant’s election shall indicate the form of distribution of the amounts credited to the Participant’s Deferral Account or Director Deferral Account, as applicable.
     (b) If the Participant elects a monthly installment distribution, the amount of each installment shall be determined by multiplying the Participant’s remaining Account balance by a fraction, the numerator of which is one and the denominator of which is the number of months remaining in the installment period.
     5.2 Time of Distribution: Each Participant shall elect the timing of the distribution with respect to his or her Participant Account in the manner authorized by the Committee. A Participant shall make a separate election as to the timing of payment with respect to each Account grouping specified in Section 5.1(a) above. The Participant’s election(s) shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an installment election):
     (a) as soon as administratively practicable following the Participant’s Termination; provided, however, if the Participant is a specified employee (as defined in Code Section 409A and the guidance promulgated thereunder) and the stock of the Company is publicly traded on an established securities market, distributions shall not commence before the date which is six months following the date of Termination (or, if earlier, the death of the Participant); or
     (b) in a specific month and year, but in no event (1) later than the first of the month following the Participant’s 70th birthday, or (2) earlier than the Participant’s Termination. If a Participant elects his or her distribution to be made or commenced in accordance with this paragraph (b), and such date falls before the Participant’s Termination, the distribution shall be delayed until as soon as practicable following the Participant’s Termination.
     5.3 Change in Control Election: Notwithstanding the elections made in accordance with Sections 4.1 and 4.2 above, a Participant may elect that in the event of a Change in Control, a election shall be superseded and that, in the event of the Participant’s Termination within 12 months following the Change in Control, the Account balance shall be paid in a lump sum. If so elected, such lump sum payment shall be made as soon as administratively practicable following the Participant’s Termination; provided, however, if the Participant is a specified employee (as defined in Code Section 409A and the guidance promulgated thereunder) and the stock of the Company is publicly traded on an established securities market, distributions shall not commence before the date that is 6 months following the date of Termination (or, if earlier, the death of the Participant).
     5.4 Change in Form or Time of Distribution: A Participant may change his or her form and timing election applicable to the distribution of an Account under Sections 5.1, 5.2, and 5.3, provided that such request for change is made (i) at least 12 consecutive months prior to the date that such distribution would otherwise have been made or commenced and (ii) with respect to elections under Section 5.1 and 5.2, the first payment with respect to such new election is deferred for a period of not less than five years beyond the date such distribution would otherwise have been made.
     5.5 Distribution after Death: If a Participant dies prior to receiving the entire amounts credited to his or her Participant Accounts, the remaining amounts shall be paid to the Participant’s Beneficiary designated by the Participant at the time and in the form as previously elected by the Participant under Section 5.1, 5.2, and 5.3 (i.e, there are no special distribution elections for distribution upon death). In the case of an election for amounts to be paid as of Termination, the Participant’s death shall be considered a Termination.
     5.6 De Minimis Distributions: Notwithstanding the provisions of Sections 5.1, 5.2, 5.3, 5.4, and 5.5, if, as of the Participant’s Termination or death and prior to the commencement of installment payments, the value of amounts in all of the Participant’s Accounts (determined as of the Valuation Date immediately preceding such date) is less than $10,000, the entire balance in the Participant’s Accounts shall be distributed as soon as practicable and in accordance with Code Section 409A and the guidance promulgated thereunder to the Participant (or if the Participant is deceased, the Participant’s Beneficiary) as a lump sum payment.
     5.7 Distribution Due to Unforeseeable Emergency: Distributions hereunder may commence if the Committee determines, based upon uniform, established standards, that the Participant has incurred an Unforeseeable Emergency. The amount distributed under this Section 5.7 shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent that such hardship is or maybe relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship.) Distributions under this Section 5.7 shall be distributed from either the Participant’s Deferral Account or Director Deferral Account, as appropriate, under Section 5.1. Distributions under this Section 5.7 from a Participant’s Deferral Account shall first be debited from the Participant’s Salary Deferrals and then from the Participant’s Bonus Deferrals, and any deemed earnings and losses credited thereto. Amounts distributed pursuant to this Section 5.7 shall be debited pro-rata from each Investment Fund maintained for the respective Account at the time of distribution under Section 4.3.
     5.8 BRRP Deferral Account Distribution: Notwithstanding the foregoing, Appendix A shall govern the distribution of a BRRP Deferral Account.
6. FINANCING
     No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset the Company because of the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of a general creditor.

7. ADMINISTRATION
     7.1 Administration: Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Committee, which shall have the full and exclusive discretionary authority to interpret the Plan, to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of their provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. The Committee may delegate administrative tasks as necessary to persons who are not Committee members. All decisions of the Committee shall be conclusive and binding upon all affected persons.
     7.2 Plan Expenses: The expenses of administering the Plan shall be borne by the Company. No employee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.
     7.3 Liability: The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
8. AMENDMENT OR TERMINATION
     8.1 Plan Amendment: The Plan may be amended or otherwise modified by the Committee, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to such Participant’s Account under Article 3 and 4 or of the amount and method of crediting earnings to such Account under Article 5 of the Plan as of the date of such amendment.
     8.2 Termination of the Plan: The Committee reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant’s Accounts in the form and at the benefit commencement date elected by the Participant pursuant to Article 6 of the Plan. Earnings shall continue to be allocated under Article 5 of the Plan after the termination of the Plan until the Participant’s benefits have been paid in full notwithstanding the termination of the Plan.
9. CLAIMS PROCEDURE
     9.1 Claim: Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

     9.2 Denial of Claim: If the claim or request is denied, the written notice of denial shall state:
     (a) the reasons for denial, with specific reference to the Plan provisions that the Committee basis the denial;
     (b) a description of any additional material or information required and an explanation of why it is necessary; and
     (c) an explanation of the Plan’s claim review procedure.
     9.3 Review of Claim: Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The Committee shall review the claim or request and the Committee may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
     9.4 Final Decision: The Committee shall normally make its review decision within 60 days. If the Committee requires an extension of time for a hearing or other special circumstances, the Committee shall notify the claimant and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
     9.5 Attorney’s Fees and Expenses: In the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay or reimburse the legal fees and expenses directly incurred by the Participant in connection with his appeal subject to a maximum payment or reimbursement of one-third of the balance of the Participant’s Accounts. Any such legal fees and expenses shall be paid to, or on behalf of, the Participant no later than 30 days following the Participant’s written request for the payment of such legal fees and expenses, provided the Participant supplies the Committee with evidence of the fees and expenses incurred by the Participant that the Committee, in its sole discretion, determines is sufficient.
     9.6 Interest on Delayed Payments: In the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay to the Participant interest on the portion of the Participant’s benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the benefits would otherwise have been paid if the claim had not initially been denied, plus five percent, and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Participant.
10. GRANDFATHERED PROVISIONS
     10.1 BRRP Participants: Notwithstanding anything in the Plan to the contrary, the operative terms of the Plan in existence on December 31, 2006, as amended effective January 1, 2005, for Code Section 409A, relevant provisions of which are renumbered and set forth in

Appendix A, shall govern with respect to deferrals made for Plan Years ending before January 1, 2007.
11. MISCELLANEOUS
     11.1 Non-Alienation of Benefits: No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation, or charge by a Participant or the Beneficiary of a Participant except as may be required by law.
     11.2 Limitation of Rights: Neither the establishment of this Plan, nor any modification thereof, nor the creation of an Account, nor the payment of any benefits shall be construed as giving:
     (a) any Participant, Beneficiary, or any other person, any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Committee in accordance with the terms and provisions of the Plan; or
     (b) any Participant or any other person, the right to be retained in the service of the Company, and all Participants and other employees and directors shall remain subject to termination to the same extent as if the Plan had never been adopted.
     11.3 Participant’s Rights Unsecured: The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against the Company, as the case may be, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Participant’s Accounts or any asset of the Company. The liabilities of the Company to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Accounts, if any, which may be set aside by the Company for accounting purposes shall not in any way be held in trust for, or be subject to the claims of, a Participant or Beneficiary.
     11.4 Incapacity: In the event that the Committee shall find that a Participant or other person entitled to benefits hereunder is unable to care for his or her affairs because of illness or accident, the Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the Participant’s spouse, child, parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefor.
     11.5 Withholding: There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state, or local government. The Participants and their Beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local, or other income or other taxes imposed on amounts paid under this Plan. Notwithstanding the foregoing, the Trustee is authorized to withhold shares of Common Stock to satisfy a Participant’s withholding obligation under the Plan with respect to BRRP Deferrals, provided, however, that any such withholding of shares of Common Stock shall be in accordance with the provisions of Rule 16b-3 promulgated under the Exchange Act.

     11.6 Severability: Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.
     11.7 Controlling Law: The Plan shall be governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by ERISA and any other law of the United States.

APPENDIX A
SPECIAL PROVISIONS RELATING TO
GRANDFATHERED BRRP DEFERRAL ACCOUNTS
1. ELIGIBILITY
     1.1 Eligibility for BRRP Deferral Account. Participants who, prior to the restatement of the Plan effective January 1, 2007, had established BRRP Elections and/or BRRP Deferral Accounts shall be eligible to have a BRRP Deferral Account under the Plan.
2. PLAN CONTRIBUTIONS AND INVESTMENTS
     2.1 Bonus Deferral. Prior BRRP Elections to defer a portion of a Participant’s Bonus shall be honored under the Plan. Effective January 1, 2007, no new BRRP Elections shall be made.
     2.2 Payment of Deferred Bonus to Trust; Investment of Deferred Bonus. The portion of a Bonus deferred by a Participant as a BRRP Deferral shall be deposited by or on behalf of his or her Employer in the Trust as soon as administratively feasible following the date such bonus is paid. Any amount so deposited shall be allocated to a BRRP Deferral Account established by the Trustee for the year of deferral. As soon as practicable thereafter, the Trustee shall invest the amount in Common Stock, utilizing such purchasing procedures (i) as are in compliance with any applicable provisions of federal and state securities laws, including the Securities Act and/or the Exchange Act, and (ii) as may be agreed to by the Company and the Trustee from time to time. Such purchasing procedures may include, without limitation, open market purchases, purchases from the Company, and purchase through privately negotiated transactions. The Company (on behalf of itself and any other Employers) may satisfy the Bonus payment requirements of this section, in whole or in part, by depositing Common Stock with a Fair Market Value equal to the amount otherwise required to be so paid. For purposes of the preceding sentence, the Fair Market Value of the Common Stock shall be determined as of the trading date immediately preceding the date of payment to the Trust.
     2.3 Additional Payment to Trust; Investment of Additional Payment. On the same day that a deferred Bonus is paid over to the Trust on behalf of a Participant, a Matching Amount shall be paid thereto by or on behalf of his or her Employer. Such Matching Amount shall be allocated to the Participant’s BRRP Deferral Account for such year and shall be invested as provided in Section 4.2. Payment of the Matching Amount may be made in Common Stock as provided in Section 4.2.
     2.4 Reinvestment of Earnings. Except as provided in the following sentence, all dividend income received in cash on Common Stock held in an BRRP Deferral Account shall be invested in additional Common Stock, subject to the provisions of Section 2.2 of Appendix A relating to Common Stock purchases. Cash receipts may be temporarily invested in money market or other cash equivalents as the Trustee deems advisable or practical under the circumstances. Dividends or stock splits received in Common Stock shall be retained in the relevant BRRP Deferral Account.
     2.5 Effect on Deferral Election Upon Certain Terminations of Employment. In the event a Participant files a Deferral Election and subsequently terminates as an Employee prior to the date Bonuses are paid for the relevant year, the Deferral Election filed for such year shall be administered as provided in this section in lieu of any otherwise applicable provision of the Plan. In such event, if (i) under the terms of the Incentive Plan, he or she is entitled to a Bonus notwithstanding such termination and (ii) the termination of employment is described in Sections 3.2, 3.3 or 3.5 of Appendix A or occurs following the time described in Section 3.4 of Appendix A, then such Bonus and the related Matching Amount shall be (A) distributed to such individual or his or her Beneficiary in cash or (B) invested and so distributed in Common Stock, at the Committee’s election, within 60 days following the date such year’s Bonuses are paid.
3. VESTING
     3.1 In General. A Participant shall become 100% vested in an BRRP Deferral Account on the fifth anniversary date of the initial funding of such BRRP Deferral Account, provided he or she remains continuously employed by an Employer from the date of funding to such anniversary date.
     3.2 Death; Disability. Notwithstanding the provisions of Section 3.1 of Appendix A, in the event of the death of a Participant or the termination of the Participant’s employment by reason of Disability, he or she will thereupon become 100% vested in each of his or her BRRP Deferral Accounts.
     3.3 Retirement. Notwithstanding the provisions of Section 3.1 of Appendix A, in the event of the Retirement of a Participant, he or she will thereupon become 100% vested in each of his or her BRRP Deferral Accounts.
     3.4 Change in Control. Notwithstanding the provisions of Section 3.1 of Appendix A, a Participant shall become 100% vested in each of his or her BRRP Deferral Accounts upon the occurrence of a Change in Control.
     3.5 Involuntary Termination. Notwithstanding the provisions of Section 3.1 of Appendix A, in the event a Participant is involuntarily terminated as an Employee, other than for Cause, prior to the attainment of 100% vesting in any of his or her BRRP Deferral Accounts, he or she shall become 100% vested in each of the otherwise nonvested BRRP Deferral Accounts.
     3.6 Termination for Cause; Certain Voluntary Termination. In the event a Participant is terminated as an Employee for Cause or voluntarily terminates as an Employee (other than by reason of Retirement) prior to the attainment of 100% vesting in an BRRP Deferral Account, then, in either case, he or she shall forfeit the balance in each such nonvested BRRP Deferral Account.
     3.7 Disposition of Forfeitures. All Common Stock and other amounts forfeited under this Article shall revert to the entity that is the Participant’s Employer immediately prior to the date he or she terminates as an Employee.

4. DISTRIBUTION OF BENEFITS
     4.1 Distribution In General. Following the occurrence of an event occasioning a distribution, the vested portion of a Participant’s BRRP Deferral Account shall be paid to him or her or, in the case of death, his or her Beneficiary. The number of days within which payment shall be made shall be as set forth in Section 4.3.
     4.2 Events Occasioning Distribution. For purposes of Section 4.1 of Appendix A, each of the following shall be an event occasioning a distribution with respect to a relevant BRRP Deferral Account:
     (a) If a Participant has in effect a valid Payment Election with respect to such BRRP Deferral Account providing for its distribution upon 100% vesting therein and satisfies the provisions of Section 3.1 of Appendix A, such event shall be the fifth anniversary of the initial funding of such BRRP Deferral Account.
     (b) If a Participant has in effect a valid Payment Election with respect to such BRRP Deferral Account providing for its distribution upon termination as an Employee and he or she so terminates after having previously satisfied the provisions of Section 3.1 of Appendix A, such event shall be the date of such termination.
     (c) If a Participant dies or terminates employment by reason of Disability, such event shall be the date of termination of employment.
     (d) In the event of the Retirement of a Participant, such event shall be the date of Retirement.
     (e) If a Participant has in effect a valid Payment Election with respect to such BRRP Deferral Account providing for its distribution upon 100% vesting therein and a Change in Control occurs, such event shall be the date of the Change in Control.
     (f) If a Participant has in effect a valid Payment Election with respect to such BRRP Deferral Account providing for its distribution upon termination as an Employee and he or she so terminates after having previously become 100% vested therein by reason of a Change in Control, such event shall be the date of such termination.
     (g) If a Participant is involuntarily terminated under circumstances described in Section 3.5 of Appendix A, such event shall be the date of such termination.
     4.3 Time of Distribution. Distributions of vested benefits from BRRP Deferral Accounts shall be made (i) within 30 days following an event described in Section 4.2(a) or (e) of Appendix A, and (ii) within 60 days following an event described in Section 4.2(b), (c), (d), (f) or (g) of Appendix A, provided that all distributions of BRRP Deferral Accounts shall be made in accordance with Code Section 409A and the guidance promulgated thereunder.
     4.4 Mode of Distribution. All Plan distributions shall be made in one lump sum in Common Stock; provided, however, amounts not yet invested in Common Stock as of the relevant distribution date shall be paid in cash.

5. ADDITIONAL ADMINISTRATIVE PROVISIONS WITH RESPECT TO BRRP DEFERRAL ACCOUNT
     5.1 Voting of Common Stock. To the extent permitted by applicable law, the Participants shall be entitled to direct the Trustee as to the voting of vested and nonvested shares of Common Stock held in their BRRP Deferral Accounts. In the event the Participants are not permitted to vote such shares under applicable law, or a Participant fails to direct the Trustee as to shares allocated to his or her account(s), the Trustee shall vote such shares as it deems appropriate under the circumstances.
5.2 Certain Securities Law Matters.
     (a) Distribution of a Participant’s Bonus Deferral Account may be suspended or modified to the extent necessary to comply with any applicable federal or state securities law.
     (b) Shares of Common Stock distributed a Participant’s Bonus Deferral Account may be marked with such legend as the Company, after consultation with counsel, deems necessary or appropriate to comply with any applicable federal or state securities or other law.